Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment Number 4

THIS AMENDMENT NUMBER 4 TO EMPLOYMENT AGREEMENT (“Amendment Number 4”) effective as of September 30, 2026 (the “Effective Date”), is by and between INNODATA INC., a Delaware corporation (the “Company”), and JACK S. ABUHOFF (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement effective as of February 1, 2009, as amended by that certain Amendment Number 1 to Employment Agreement effective as of July 11, 2011, that certain Amendment Number 2 to Employment Agreement effective as of November 6, 2025, and that certain Amendment Number 3 to the Employment Agreement effective as of January 1, 2026 (the “Employment Agreement”);

WHEREAS, Paragraph 14(c) of the Employment Agreement provides that the Employment Agreement may be amended by written agreement of both parties thereto; and

WHEREAS, the Company and the Executive are mutually desirous to enter into this Amendment Number 4 to amend certain terms of the Employment Agreement;

NOW, THEREFORE, the Company and the Executive hereby consent and agree to amend the Employment Agreement, in accordance with the relevant terms and provisions thereof, as follows:

1.	Paragraph 1 of the Employment Agreement is hereby amended by deleting the first sentence thereof and substituting therefor the following language:

“The Company hereby continues to employ the Executive as its Executive Chairman for and during the Term of this Employment Agreement (as set forth in Paragraph 4).”

2.	Paragraph 2 of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefor:

“2. Duties and Authorities of the Executive. Throughout the Term, the Executive shall have such duties and authorities as shall be consistent with his position as Executive Chairman of the Company, as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”), and he shall report solely and directly to the Board.”

3.	Paragraph 4 of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefor:

“4. Term. The term of this Agreement originally commenced on February 1, 2009, was subsequently amended, and is hereby further amended as of the Effective Date and shall end when terminated pursuant to Paragraph 7 of this Agreement (the “Term”).”

4.	Paragraph 5(a) of the Employment Agreement is hereby deleted in its entirety, and the following is substituted therefor:

“(a) Base Compensation. The Company shall pay the Executive an annualized base salary (“Base Salary”) at the rate of Six Hundred Thousand Dollars ($600,000.00), subject to annual reviews by the Board, such reviews to be coterminous with the annual reviews of the Company’s other senior executives, but in all events such review shall occur no later than March of each calendar year during the Term for discretionary increases to be applicable for the twelve (12) consecutive month period commencing on the respective next April 1 (provided that the first such increase, if any, shall commence April 1, 2028) as determined by the Board in its sole and absolute discretion. Except as set forth in the followings sentence, Base Salary shall at no time during the Term be reduced. If the Executive and the Board mutually determine that there has been, or is reasonably expected to be, a meaningful reduction in the Executive's time commitment to the Company and/or in the scope of the Executive's duties, authority, or responsibilities hereunder, the Executive and the Company shall thereupon negotiate in good faith a reduced Base Salary (and, to the extent the parties deem appropriate, corresponding revisions to the Executive's incentive and equity compensation opportunities set forth in Paragraphs 5(b) and 5(c) of the Employment Agreement) commensurate with such reduced time commitment and/or responsibilities. Any such revised compensation arrangement shall be effective only if set forth in a written amendment to this Employment Agreement executed by the Executive and the Company, and unless and until such written amendment is executed, the Base Salary and other compensation then in effect shall continue unchanged. Any reduction in compensation effected pursuant to this Paragraph 5(a) shall (i) apply prospectively only and shall not affect any compensation or benefits earned or accrued prior to the effective date thereof, (ii) not constitute "Good Reason" (or any term of similar import) for purposes of this Employment Agreement or any other agreement, plan, or award between the Executive and the Company, and (iii) be implemented in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended."

5.	Paragraph 5(b) of the Employment Agreement is hereby amended by deleting the fourth sentence in its entirety, and the following is substituted therefor:

“The amount of Bonus will be conditioned on the attainment of certain quantitative objectives established by the Compensation Committee in its sole and absolute discretion and communicated thereby in writing to the Executive within the first ninety (90) days of the applicable calendar year. The Compensation Committee will also determine and advise the Executive in writing during such ninety (90) day period of his “target” Bonus amount for such calendar year, which shall not be less than one hundred percent (100%) of the annual rate of the Executive’s then Base Salary in effect for the calendar year for which the Bonus is to be determined.”

6.	Paragraph 6(c) of the Employment Agreement is hereby amended by deleting the second sentence in its entirety.

7.	Paragraph 14(g) of the Employment Agreement is hereby deleted in its entirety.

8.	All references to “Compensation Committee” are hereby deleted and replaced with references to “Leadership and Compensation Committee”.

The parties further agree that:

9.	Consent to Transition. The Executive acknowledges and agrees that, effective as of September 30, 2026 (the "Transition Date"), (i) the Executive shall cease to serve as Chief Executive Officer of the Company and shall thereafter serve as Executive Chairman of the Company, with the title, authority, duties, responsibilities, reporting relationship, and compensation set forth in this Amendment (collectively, the "Executive Chairman Terms"), and (ii) Rahul Singhal shall be appointed Chief Executive Officer of the Company (the "Successor Appointment"). The Executive hereby expressly consents to the changes in the Executive's title, authority, duties, responsibilities, reporting relationship, and compensation effected by this Amendment and to the Successor Appointment (collectively, the "Transition Changes").

10.	Waiver as to Transition Changes. The Executive acknowledges and agrees that none of the Transition Changes, whether taken individually or in the aggregate, nor any action or event reasonably incident to their implementation, has or shall constitute or give rise to "Good Reason" (or any term of similar import) under this Employment Agreement or under any other agreement, plan, program, or award between the Executive and the Company, or otherwise entitle the Executive to terminate employment for Good Reason or to receive severance or other termination-related payments or benefits by reason thereof, and the Executive hereby irrevocably waives any right to assert Good Reason (or constructive termination, or any similar claim) arising from or in connection with the Transition Changes.

11.	Reset of Good Reason Baseline. From and after the Transition Date, the definition of "Good Reason" in Paragraph 7(f)(ii) of the Employment Agreement shall be applied solely by reference to the Executive Chairman Terms as in effect on the Transition Date (as the same may be modified from time to time in accordance with Paragraph (d) below and not by reference to the Executive's prior service as Chief Executive Officer or the title, authority, duties, responsibilities, reporting relationship, or compensation associated with such prior service. For the avoidance of doubt, and subject to Paragraph 7(f)(ii), the Executive's Good Reason protections shall otherwise continue in full force and effect with respect to the Executive Chairman role, such that a material diminution of the Executive Chairman Terms not consented to by the Executive shall continue to be subject to the Good Reason provisions of the Employment Agreement.

12.	Subsequent Modifications. The Executive and the Company acknowledge that the Executive Chairman role is intended to be flexible and may evolve over time, and that following the first (1st) anniversary of the Transition Date, the Executive and the Board may mutually determine that further reductions in the Executive's time commitment, duties, authority, or responsibilities, and/or corresponding reductions in the Executive's compensation, are appropriate. Any such further modification that is (i) mutually agreed by the Executive and the Board and (ii) set forth in a written amendment to this Employment Agreement or in a written resolution of the Board consented to in writing by the Executive shall, from and after its effective date, (x) constitute part of the Executive Chairman Terms for purposes of the Employment Agreement, thereby resetting the baseline against which Good Reason is measured, and (y) not constitute or give rise to Good Reason under this Employment Agreement or any other agreement, plan, program, or award between the Executive and the Company.

13.	Effect of Modifications. Except as expressly modified by this Amendment Number 4, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency between the terms and conditions of this Amendment Number 4 and the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment Number 4 will govern and control.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment Number 4 on the date indicated below.

Innodata Inc.

By:	/s/ Amy Agress
Name:	Amy Agress
Title	SVP and General Counsel
Date	September 28, 2026

Jack S. Abuhoff

By:	/s/ Jack Abuhoff
Date	September 28, 2026